UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form CB

TENDER OFFER/RIGHTS OFFERING NOTIFICATION FORM
(AMENDMENT NO. ______)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to file this Form:

Securities Act Rule 801 (Rights Offering)	☐
Securities Act Rule 802 (Exchange Offer)	☒
Exchange Act Rule 13e-4(h)(8) (Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(c) (Third Party Tender Offer)	☐
Exchange Act Rule 14e-2(d) (Subject Company Response)	☐

Filed or submitted in paper if permitted by Regulation S-T Rule 101(b)(8) ☐

Note: Regulation S-T Rule 101(b)(8) only permits the filing or submission of a Form CB in paper by a party that is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

ROWAN COMPANIES, INC.
(Name of Subject Company)

N/A
(Translation of Subject Company’s Name into English (if applicable))

DELAWARE
(Jurisdiction of Subject Company’s Incorporation or Organization)

WILLIAM H. WELLS
(Name of Person(s) Furnishing Form)

COMMON STOCK
(Title of Class of Subject Securities)

779382 10 0
(CUSIP Number of Class of Securities (if applicable))

WILLIAM H. WELLS
2800 POST OAK BOULEVARD
 SUITE 5450
HOUSTON, TEXAS 77056
(713) 621-7800
(Name, Address (including zip code) and Telephone Number (including area code) of
Person(s) Authorized to Receive Notices and Communications on Behalf of Subject Company)

AUGUST 24, 2010
(Date Tender Offer/Rights Offering Commenced)

PART I – INFORMATION SENT TO SECURITY HOLDERS

Item 1. Home Jurisdiction Documents

Exhibit No. 99.1: August 23, 2010 Information Memorandum

Item 2. Informational Legends

Contained within August 23, 2010 Information Memorandum

PART II – INFORMATION NOT REQUIRED TO BE SENT TO SECURITY HOLDERS

Not Applicable

PART III – CONSENT TO SERVICE OF PROCESS

Not Applicable

PART IV – SIGNATURES

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

ROWAN COMPANIES, INC.

By:	/s/ William H. Wells
Name: William H. Wells
Title: Senior Vice President – CFO and Treasurer

Date: August 24, 2010